Exhibit 4.4

American Utilicraft Corporation

Private Placement Loan December 2004

Memorandum of Understanding

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) IS ENTERED INTO ON THIS DATE DECEMBER 14, 2004, FOR THE PURPOSE OF DEFINING AND FORMALIZING THE BUSINESS RELATIONSHIP OF AMERICAN UTILICRAFT CORPORATION (“AUC”) AND JAMES P. McGOWEN (“THE INVESTOR”) WITH RESPECT TO THE DEVELOPMENT BY AUC OF A FREIGHT FEEDER AIRCRAFT DESIGNATED THE FF-1080.

THIS TRANSACTION IS SUBJECT TO UNITED STATES SECURITIES LAWS GOVERNING THE SALE OF UNREGISTERED SECURITIES.

SUMMARY OF TERMS

Issuer:                                                                                                                                                         American Utilicraft Corporation (the “Company” or “AUC”).

Securities Offered:                                                                                      Common Stock at $0.25 per share. The investor (a current shareholder) will receive 1 (one) share for each $0.25 Loaned.

Warrants:                                                                                                                                      N/A

Registration Rights:                                                                               The Company agrees to use its best efforts to register the Common Stock purchased under this investment within 6 months. This offering will also have piggy-back registration rights.

Loan Repayment:                                                                                                  Loan repayment is scheduled for the week of December 27, 2004.

                1.             The Investor (a current shareholder) will loan $25,000 in AUC upon signing of this MOU. Wiring instructions are attached as “Attachment I” to this MOU.

                2.             AUC will issue to the Investor 100,000 shares of common stock in AUC, as per the terms of the Private Placement described above.

                3.             The Investor understands that the investment contemplated by this MOU may not be transferred, assigned, or sold to a third party without the written approval of the AUC board of directors.

                4.             (a) At the request of the Investor, AUC will include the Investor’s shares of common stock in any future registration of AUC stock intended for public offering.

                                (b) AUC is anticipating a spin-off with Utilicraft Aerospace Industries, Inc. (“Utilicraft”) within the next 180 days. As a condition of this MOU, and in addition to the AUC shares issued to the investor as called out in this MOU, the Investor will also receive Utilicraft shares on a 1-to-1 basis by February 17, 2005 regardless of AUC having effected its anticipated Utilicraft spin-off by that time. Upon AUC successfully effecting the Utilicraft spin-off, all such issued Utilicraft shares will stand to represent that the shareholder has already received any entitled distribution.

                5.             The Investor represents that he/she is acquiring the shares of common stock acquired under this MOU for himself/herself and agrees that the shares of common stock issued to him/her under the terms of this MOU are not transferable except under the following conditions:

a)             The Investor must offer a 30 day first right of refusal to the other existing shareholders for an amount equivalent to the transfer offer.

b)            After such a first right of refusal is offered to and/or exercised by the other existing shareholders, the remaining portion of the stock may be transferred to a third party, which transaction is subject to approval by the AUC board of directors.

c)             The shares of common stock acquired hereunder cannot be resold without registration under the Securities and Exchange Act (a United States law) or an exemption there from.

d)            A legend will be placed on the stock certificate stating that the shares of common stock have not been registered under the Securities and Exchange Act and setting forth the restrictions on transferability and sale of the shares of common stock set forth in this paragraph.

                6.             The loan to AUC contemplated by this MOU will be used by AUC, at its discretion, for daily operations, for its benefit and profit.

                7.             The Investor represents that he/she is a sophisticated investor and that he/she fully understands the risk involved in this transaction and that his/her equity, as well as the other current shareholders’ equity, may effectively dilute as much as 50% or more, or depending upon the financing requirements for the $75 million Phase I and Phase II development loans required by AUC to develop and FAA certify the FF-1080 aircraft. Such substantial dilution may occur as the result of the sale of a major portion of AUC, merger, acquisition, international joint-venture, or a combination thereof, which may also possibly cause the division of a substantially increased profit amount between AUC and a joint venture partner/merger partner.

                8.             Any return on investment of AUC stock is dependent upon the ability of AUC to secure the above mentioned major financing loans (Phase I $30 million and Phase II $45 million) needed to complete the design, to build the prototype and conformity aircraft, to complete the development of the FF-1080 aircraft and obtain an FAA aircraft type certificate on it, to successfully produce the aircraft or to have the aircraft produced under subcontract, and to sell the aircraft in the commercial marketplace, which all of the above may or may not occur.

                9.             As part of its full disclosure effort, AUC has provided a full disclosure briefing to the Investor on AUC. The Investor has also been provided a Business Plan, and a disclosure of AUC’s management in previous aircraft development programs. The Investor acknowledges that he/she has reviewed the contents of the above documents and acknowledges that he/she has had the opportunity to obtain any additional information which AUC possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished by AUC.

                10.           The Investor fully understands the risk involved in this investment and also understands that the figures and estimates in the business plan provided by AUC, are only AUC’s best current projections and that there are no orders for aircraft to date and that there are no pending or imminent orders for aircraft at this time and that there are no assurances by AUC that such sales of aircraft, if any, will be obtained by AUC at any time in the future.

                11.           Employment agreements with present management, and two multiple year facility leases, are in force with AUC and are the only significant contracts outstanding.

IN WITNESS WHEREOF the parties to this MOU have affixed their signatures hereto on the dates indicated.

THE INVESTOR

12-14-04	/s/ James P. McGowen
Date

For AMERICAN UTILICRAFT CORPORATION

12-15-04	/s/ Thomas A. Dapogny
Date	Thomas A. Dapogny, VP - Operations